UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2012

Cohu, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-848-8100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase and Transfer Agreement

On December 9, 2012, Cohu, Inc. (“we”, “Cohu” or the “Company”), announced that through a wholly owned subsidiary, Delta Design Luxembourg S.à r.l, a company organized under the laws of Luxembourg, (“Delta Luxembourg”), it entered into a Share Purchase and Transfer Agreement (the “Purchase Agreement”) with Schweiter Technologies AG (“Seller”), pursuant to which Delta Luxembourg will acquire all of the outstanding share capital of Ismeca Semiconductor Holding SA (“Ismeca”, and such transaction, the “Acquisition”). Ismeca, headquartered in La Chaux-de-Fonds, Switzerland, and with major operations in Malacca, Malaysia and Suzhou, China, designs, manufactures and sells turret-based test handling and back-end finishing equipment for ICs, LEDs and discrete components. Under the terms of the Purchase Agreement, the total purchase price is approximately $54.5 million, plus acquired cash and minus indebtedness, and will be funded out of Cohu’s existing cash reserves.

The consummation of the Acquisition is expected to take place during Cohu’s first fiscal quarter of 2013, and is subject to certain closing conditions, including the sale of Ismeca’s building in Switzerland (the “Building”), owned by one of Ismeca’s subsidiaries. The Purchase Agreement includes customary representations, warranties and covenants.

We intend to file the Purchase Agreement as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 29, 2012.

The Company issued a press release on December 9, 2012, with respect to the Acquisition, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Lease Agreement

The Purchase Agreement provides that upon the sale of the Building by Ismeca’s subsidiary, it will simultaneously enter into the form lease agreement contemplated by the Purchase Agreement (the “Lease”) with the purchaser of the Building, pursuant to which Ismeca’s subsidiary will become a tenant. The Lease provides for a ten-year term through 2022, with an automatic two-year renewal, for approximately CHF 350,000 per annum plus annual adjustments for inflation, commencing January 1, 2014 (exclusive of VAT).

We intend to file the Lease as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 29, 2012.

Item 8.01 Other Information.

The Company issued a press release on December 9, 2012, with respect to the foregoing transaction, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Statements Regarding Forward-Looking Information

Certain matters discussed in this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1, including statements concerning the expected transaction completion date, the growth of the LED market, anticipated operational synergies to be gained from the Acquisition, long-term benefits to Cohu stakeholders, the expected future operating results of Cohu and Ismeca and anticipated EPS accretion from the Acquisition, expectations concerning growth in sales in IC test handling equipment and the LED and discrete markets and the Ismeca management team following closing are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to successfully manage the Acquisition, including difficulties and increased costs in connection with the integration of operations, diversion of management’s attention from other operations, the potential loss of key employees of Ismeca and the lack of synergy, or the inability to realize expected synergies, resulting from the Acquisition, inventory, goodwill and other intangible asset write-downs, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. We assume no obligation to update the forward-looking statements in this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 9, 2012, of Cohu, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

December 13, 2012	By:	/s/ Jeffrey D. Jones
	Name:	Jeffrey D. Jones
	Title:	VP Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated December 9, 2012, of Cohu, Inc.